Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of June 8, 2018 (the “Effective Date”), by and between CV SCIENCES INC., a Delaware corporation (the "Company"), and MICHAEL J. MONA, JR. ("Employee").

Recitals

A.       The Company operates two distinct business segments: a specialty pharmaceutical division focused on developing and commercializing novel therapeutics utilizing synthetic Cannabidiol (“CBD”); and, a consumer product division in manufacturing, marketing and selling plant-based CBD product to a range of market sectors.

B.       Employee is the Founder, and former President and Chief Executive Officer of the Company, and Employee and the Company desire to set forth the terms and conditions of the Employee's employment by the Company.

Agreement

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements of the parties hereunder, and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Employment and Duties.

1.1             Position. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, as Founder Emeritus.

1.2             Duties. Employee agrees to devote his full and best efforts to his employment with the Company, and shall have responsibility to manage the Company’s relationships with suppliers and vendors, and to perform such other duties assigned to him by the Board of Directors or the Company’s Chief Executive Officer. Employee shall report to the Company’s Chief Executive Officer. Employee understands and acknowledges that the Company’s senior officers shall oversee all strategic direction and decision-making within the Company in accordance with their positions, and Employee is not authorized to legally bind the Company.

1.3             Reporting. Employee shall report to the Chief Executive Officer.

1.4             Place of Employment. Executive shall perform his services hereunder at the Company's Las Vegas, NV and San Diego, CA offices. Executive's primary office shall be in Las Vegas, NV, however, Executive shall spend a portion of his time in the Company's primary office for operations and for certain executive functions of the Company located in San Diego, CA.

1.5             Change of Duties. The duties of Employee may be modified from time to time by the mutual consent of the Company and Employee without resulting in a rescission of this Agreement. The mutual written consent of the Company and Employee shall constitute execution of that modification. Notwithstanding any such change, the employment of Employee shall be construed as continuing under this Agreement as so modified.

1.6              Devotion of Time to Company's Business. During the Term of this Agreement (as such term is defined in Section 1.7 hereof), Employee agrees (i) to devote substantially all of his productive time, ability and attention to the business of the Company during normal working hours, (ii) not to engage in any other business duties or business pursuits whatsoever which conflict with his duties to the Company, (iii) whether directly or indirectly, not to render any services of a commercial or professional nature to any individual, trust, partnership, company, corporation, business, organization, group or other entity (each, a "Person") which conflict with his duties to the Company, whether for compensation or otherwise, without the prior written consent of the Company, and (iv) whether directly or indirectly, not to acquire, hold or retain more than a one percent (1%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below); provided, however, the expenditure of reasonable amounts of time for other matters and charitable, educational and professional activities or, subject to the foregoing, the making of passive personal investments shall not be deemed a breach of this Agreement or require the prior written consent of the Company if those activities do not materially interfere with the services required of Employee under this Agreement. For purposes of this Agreement, "Affiliates" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

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1.7             Term. Unless sooner terminated as provided in Section 4 hereof, the term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (through June 5, 2021) (the "Term”). The Company and Employee shall consult on extension of the Term as soon as reasonably practicable in the month of February 2021 but neither the Company nor Employee shall be under any obligation to extend the Term. The Term, together with any extensions or renewal terms shall be referred to in this Agreement as the "Term of this Agreement."

1.8             Observance of Company Rules. Regulations and Policies. Employee shall duly, punctually and faithfully perform and observe any and all rules, regulations and policies which the Company may now or hereafter reasonably establish governing the conduct of its business or its employees to the extent such rules, regulations and policies are not in conflict with this Agreement. Employee shall promptly provide written notice to the Board of Directors of any such apparent conflict of which Employee becomes aware.

1.9             Intellectual Property. Employee hereby assigns and agrees to assign in the future to the Company all Employee’s right, title and interest in and to any and all such work products and designs (whether or not patentable or registerable under copyright or similar statutes) made or conceived or reduced to practice or learned by Employee, either individually or jointly with others, during Employee’s employment with the Company (“Intellectual Property”).

2.	Compensation.

2.1             Base Salary. During the Term of this Agreement, the Company shall pay to Employee or his nominee an annual base salary in such amounts as the Board of Directors shall determine, based upon recommendations submitted to the Compensation Committee of the Board of Directors by the Company’s Chief Executive Officer (the "Base Salary"). The Base Salary for 2018 shall initially be set at $400,000, retroactive to January 1, 2018, as approved by the Board of Directors on February 5, 2018 pursuant to the Employment Agreement of Employee in place as of the Effective Date. The Company shall withhold from any payroll or other amounts payable to Employee pursuant to this Agreement all federal, state, city or other taxes and contributions as are required pursuant to any law or governmental regulation or ruling now applicable or that may be enacted and become applicable in the future.

2.2             Performance Bonuses. In addition to the Base Salary, the Company may pay to Employee, or his nominee, annual bonuses based on the Company's performance and/or Employee's performance (“Annual Bonus”) as follows:

(a)         Bonus based on Achievement of Annual Performance Goals. Based upon performance of the Company as reflected by satisfaction of the performance goals previously delivered to Employee, the Company may pay Employee, or his nominee, a bonus in addition to Base Salary in such amount as may be determined by the Board of Directors. The targeted amount of the Annual Bonus shall be 50% of Employee’s then effective Base Salary; provided, however, that the payment and amount of any Annual Bonus shall be in the sole discretion of the Board of Directors.

(b)         Additional Bonus Compensation. The “Additional Bonus Compensation” as more particularly set forth in Section 2.2(c) of the Amendment to Employment Agreement by and between the Company and Employee dated March 16, 2017 shall remain in full force and effect and is by this reference fully restated herein.

2.3             Restricted Stock Units.

(a)         The Board has approved the issuance of 2,950,000 stock-settled Restricted Stock Units to Employee (the “RSUs”). The RSUs shall be issued under the Company’s Amended and Restated 2013 Equity Incentive Plan (“Plan”).

(b)         The RSUs will be durational based, and vest and become exercisable as follows: (i) one-third of the RSUs will vest on the one year anniversary of this Agreement, and (ii) the remaining two-thirds will vest in equal monthly increments over the remaining twenty-four (24) months of the Initial Term (as defined below).

(c)         In the event of a sale of the Company or other change of control transaction (as customarily defined and set forth in Employee’s Restricted Stock Unit Award Agreement to be delivered concurrently herewith), or upon a Disposition Event, as defined under the Agreement and Plan of Reorganization dated December 30, 2015 by and among CannaVest Corp., CannaVest Merger Sub, Inc., CannaVest Acquisition LLC, CanX, Inc. and The Starwood Trust, the RSUs shall immediately vest.

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2.4             Incentive Plans. In addition to all other benefits and compensation provided by this Agreement, Employee shall be eligible to participate in such of the Company's equity, compensation and incentive plans as are generally available to any of the employees of the Company, including without limitation any executive and performance bonus or incentive plans.

2.5             Vacation. Employee shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for any employees; provided, however, that in any event Employee shall be entitled to a minimum of twenty (20) days annual paid vacation time exclusive of holidays.

2.6             Term Life Insurance. The Company shall pay directly to the insurance carrier the cost of premiums due on a term life insurance in the amount of $5,000,000, with such beneficiary or beneficiaries thereunder as may be designated from time to time by Employee. The Company shall reimburse Employee all amounts to maintain such policy in full force and effect during the Term of this Agreement.

2.7             Disability Insurance. The Company shall procure and maintain a disability insurance policy and the Company shall pay the premiums due on such policy and maintain such policy in full force and effect during the Term of this Agreement.

2.8             Outside Counsel for Employee. In order for Employee to have the benefit of counsel to advise and counsel Employee with respect to this Agreement, the Company shall pay the reasonable attorneys' fees and expenses incurred by Employee in connection with such advice and counsel and the drafting and execution of this Agreement.

2.9             Other Benefits. Employee shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans, pension, 401k, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its management executives.

2.10           Car Allowance. Employee shall receive a monthly car allowance of $1,500, to be paid directly by the Company.

2.11          Withholding. The parties shall comply with all applicable legal withholding requirements in connection with all regular monthly and/or bi-monthly compensation payable to Employee hereunder.

3.        Expense Reimbursement. The Company shall reimburse Employee for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties under this Agreement. All reimbursable expenses shall be appropriately documented and shall be in reasonable detail and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

4.        Termination and Rights on Termination. This Agreement shall terminate upon the occurrence of any of the following events:

4.1             Death. Upon the death of Employee, the Company shall, within thirty (30) days of receiving notice of such death, pay Employee's estate or its nominee all salary and other compensation hereunder, then due and payable and all accrued vacation pay and bonuses, if any, in each case payable or accrued through the date of death. In addition, the Company shall pay Employee's estate, or its nominee, at the time or times otherwise payable under the terms of this Agreement, all salary and accrued benefits that would have been payable hereunder by the Company to Employee during the one-year period immediately following Employee's death. Any payment due under this Section 4.1 may be funded by one or more policies of life insurance to be purchased by the Company and which provide for a benefit in the amount payable to Employee as beneficiary under such policy or policies equal to that due Employee under this Section. In the event the Company purchases such policy or policies and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Employee agrees to look solely to such policy or policies for payment of any amount due hereunder; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during term hereof, then the Company shall be directly and fully obligated to Employee for such payment.

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4.2             Disability. Upon the mental or physical Disability (as such term is defined below) of Employee, the Company shall, within thirty (30) days following the determination of Disability, pay Employee or his nominee all salary then due and payable and all accrued vacation pay and bonuses, if any, in each case payable or accrued through the date of determination. In addition, the Company shall pay all salary and accrued benefits that would have been payable hereunder by the Company to Employee (or his nominee) during the one-year period immediately following Employee's disability. For purposes of this Agreement, "Disability" shall mean a physical or mental condition, verified by a physician designated by the Company, which prevents Employee from carrying out one or more of the material aspects of his assigned duties for at least ninety (90) consecutive days, or for a total of ninety (90) days in any six (6) month period. Any payment due under this Section 4.2 may be funded by one or more policies of disability insurance to be purchased by the Company and which provide for a benefit in the amount payable to Employee as beneficiary under such policy or policies equal to that due Employee under this Section. In the event the Company purchases such policy or policies and thereafter maintains such policy or policies in continuous and full force and effect during the term hereof, then Employee agrees to look solely to such policy or policies for payment of any amount due hereunder; provided, however, that in the event the Company does not purchase such policy or policies and thereafter maintain such policy or policies in continuous and full force and effect during term hereof, then the Company shall be directly and fully obligated to Employee for such payment.

4.3             Termination by the Company for Cause. Upon delivery by the Board of Directors to Employee of a written notice terminating this Agreement for Cause (as such term is defined below), which notice shall be supported by a reasonably detailed statement of the relevant facts and reasons for termination, the Company shall, within thirty (30) days following such termination, pay Employee or his nominee all salary then due and payable through the date of termination. Employee shall not be entitled to any severance compensation or any accrued vacation pay or bonuses. For purposes of this Agreement, "Cause" shall mean:

(a)         Employee shall have committed an act of fraud, embezzlement or theft with respect to the property or business of the Company, in any such event in such a manner as to cause material loss, damage or injury to the Company;

(b)         Employee shall have materially breached this Agreement as determined by the Board and such breach shall have continued for a period of twenty (20) days after receipt of written notice from the Board specifying such breach;

(c)         Employee shall have been grossly negligent in the performance of his duties hereunder, intentionally not performed or mis-performed any of such duties, or refused to abide by or comply with the reasonable and lawful directives of the Board of Directors, in each case as reasonably determined by the Board, which action shall have continued for a period of twenty (20) days after receipt of written notice from the Board demanding such action cease or be cured; or

(d)         Employee shall have been found guilty of, or has plead nolo contendere to, the commission of a felony offense or other crime involving moral turpitude.

As a matter of clarity, it is agreed that any termination of Employee’s employment for reasons related to that certain SEC matter settled by the Company and Employee on or about May 31, 2018 shall not constitute “Cause” hereunder.

4.4             Termination by the Company Without Cause. In the event the Board of Directors delivers to Employee a written notice terminating Employee's employment under this Agreement for any reason without Cause, the Company shall continue to pay Employee or his nominee all salary, benefits, bonuses and other compensation that would be due hereunder through the end of the Term of this Agreement had the Company not terminated Employee's employment, but in any event not less than one-year after the date of such termination, with such amounts payable in accordance with the Company’s standard payroll.

4.5             Voluntary Termination by Employee. Thirty (30) days after delivery by Employee to the Company of a written notice terminating this Agreement for any reason without Good Reason, within thirty (30) days following the effective date of termination, the Company shall pay Employee or his nominee all salary then due and payable through the date of termination. Employee shall not be entitled to any severance compensation or bonuses.

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4.6             Termination by Employee for Good Reason. Thirty (30) days after delivery by Employee to the Company of a written notice terminating this Agreement for Good Reason (as such term is defined below), the Company shall pay Employee or his nominee such amounts in such manner as provided for in Section 4.4 hereof. For purposes of this Agreement, "Good Reason" shall mean:

(a)         The assignment of Employee to any duties inconsistent with, or any adverse change in, Employee's positions, duties, responsibilities, functions or status with the Company, or the removal of Employee from, or failure to reelect Employee to, any of such positions; provided, however, that a change in Employee's positions, duties, responsibilities, functions or status that Employee shall agree to in writing shall not be an event of Good Reason or give rise to termination under this Section 4.6;

(b)        A reduction by the Company of Employee's Base Salary without his written consent;

(c)        The failure by the Company to continue in effect for Employee any material benefit provided herein or otherwise available to any of the management executives of the Company, including without limitation, any retirement, pension or incentive plans, life, accident, disability or health insurance plans, equity or cash bonus plans or savings and profit sharing plans, or any action by the Company which would adversely affect Employee's participation in or reduce Employee's benefits under any of such plans or deprive Employee of any fringe benefit enjoyed by Employee; or

(d)        Any other material breach by the Company of this Agreement which is not cured within twenty (20) days of delivery of written notice thereof by Employee to the Company.

4.7             Effect of Termination; Employee's Stock Options and RSUs.

(a)         All rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the obligations of the Company under this Section 4 and Employee's obligations under Sections 5 and 6 hereof shall survive such termination in accordance with their respective terms.

(b)         In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect thereto, (i) upon termination of Employee's employment pursuant to Sections 4.3 or 4.5 (termination with Cause or voluntary termination without Good Reason), the RSUs and all stock options, other equity options, restricted equity grants and similar rights held by Employee with respect to securities of the Company, shall, to the extent not then fully vested, immediately terminate and revert to the Company, (ii) upon termination of Employee's employment pursuant to Section 4.4 or Section 4.6 (termination without Cause or voluntary termination with Good Reason), the RSU’s, all stock options, other equity options, restricted equity grants and similar rights held by Employee with respect to securities of the Company shall, to the extent not then fully vested, immediately become fully vested, and (iii) upon termination of Employee's employment pursuant to Section 4.1 or Section 4.2 (Employee’s death or Disability), the RSU’s, all stock options, other equity options, restricted equity grants and similar rights held by Employee with respect to securities of the Company shall, to the extent not then fully vested, immediately become fully vested.

4.8             No Termination by Merger; Transfer of Assets or Dissolution. This Agreement shall not be terminated by any dissolution of the Company resulting from either merger or consolidation in which the Company is not the consolidated or surviving corporation or other entity or transfer of all or substantially all of the assets of the Company. In such event, the rights, benefits and obligations herein shall automatically be deemed to be assigned to the surviving or resulting corporation or other entity or to the transferee of the assets, as the case may be, with the consent of Employee.

4.9             Non-Disparagement. During the Term and at all times thereafter, Employee agrees not to make or solicit or encourage others to make or solicit directly or indirectly any disparaging, derogatory or negative statement or communication, oral or written, about the Company or its business practices, programs, products, services, operations, policies, activities, current or former officers, directors, managerial personnel, or other employees, or its customers to any other person or entity; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process or to the extent made in connection with filing or asserting any claims relating to employment. The Company agrees not to make any disparaging, derogatory or negative statement or communication, oral or written, about Employee; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. Notwithstanding anything herein to the contrary, nothing in this Section 4.11 shall prevent any party to this Agreement from exercising its or his authority or enforcing its or his rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under another agreement or applicable law, or limit such rights or remedies in any way.

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5.	Restriction on Competition.

5.1             Covenant Not to Compete. During the Term of this Agreement and for a period of twelve (12) months from the termination of this Agreement, Employee shall not, without the prior written consent of the Company, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person if such activities would necessarily involve the disclosure or use of any of the Company’s trade secrets, confidential or other proprietary information (i) own, manage, operate, control, be employed by, participate in, render services to, or be associated in any manner with the ownership, management, operation or control of, any business similar to the type of business conducted by the Company or any of its Affiliates within any of the geographic territories in which the Company or any of its Affiliates conducts business, (ii) solicit business of the same or similar type being carried on by the Company or any of its Affiliates from any Person known by Employee to be a customer of the Company or any of its Affiliates, whether or not Employee had personal contact with such Person during and by reason of Employee's employment with the Company, or (iii) endeavor or attempt in any way to interfere with or induce a breach of any contractual relationship that the Company or any of its Affiliates may have with any employee, customer, contractor, supplier, representative or distributor.

5.2             No Breach for Activities Deemed Not Competitive. It is further agreed that, in the event that Employee shall cease to be employed by the Company and enter into a business or pursue other activities that, at such time, are not in competition with the Company or any of its Affiliates, Employee shall not be chargeable with a violation of this Section 5 if the Company subsequently enters the same (or a similar) competitive business or activity. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 5, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach, Employee ceases the prohibited actions.

5.3             Severability. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 5 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, such time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

5.4             Fair and Reasonable. Employee has carefully read and considered the provisions of this Section 5 and, having done so, agrees that the restrictive covenants in this Section 5 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company, its Affiliates and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants.

6.	Confidential Information.

6.1             Confidential Information. Employee hereby agrees to hold in strict confidence and not to disclose to any third party, other than employees and agents of the Company or persons retained by the Company to represent its interests, any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, however, that in the case of clause (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

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6.2             Return of Company Property. In the event of termination of Employee's employment with the Company for whatever reason or no reason, (a) Employee agrees not to copy, make known, disclose or use, any of the Confidential Information without the Company's prior written consent, and (b) Employee or Employee's personal representative shall return to the Company (i) all Confidential Information, (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Employee by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.

7.	Corporate Opportunities.

7.1              Duty to Notify. During the Term of this Agreement, in the event that Employee shall become aware of any business opportunity related to the business of the Company, Employee shall promptly notify the Board of Directors of such opportunity. Employee shall not appropriate for himself or for any other Person other than the Company (or any Affiliate) any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within thirty (30) days. Employee's duty to notify the Board of Directors and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general laws relating to the fiduciary duties of an agent or employee.

7.2             Failure to Notify. In the event that Employee fails to notify the Board of Directors or so appropriates any such opportunity without the express written consent of the Board of Directors, Employee shall be deemed to have violated the provisions of this Section notwithstanding the following:

(a)         The capacity in which Employee shall have acquired such opportunity; or

(b)         The probable success in the hands of the Company of such opportunity.

8.        No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer or any other Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy or other agreement between Employee and such third party that was in existence as of the effective date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, this Agreement shall, except as set forth herein, automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

9.         Representation. Employee acknowledges that he (a) has reviewed this Agreement in its entirety, (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.

10.       Assignment: Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign or delegate all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with an Affiliate, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

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11.       Complete Agreement; Waiver: Amendment. Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

12.       Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made by personally delivering the same to or sending the same by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, or by facsimile machine to the party to which it is directed at the address set out on the signature page to this Agreement, with copies to counsel as indicated, or at such other address as such party shall have specified by written notice to the other party as provided in this Section, and shall be deemed to be given if delivered personally at the time of delivery, or if sent by certified or registered mail as herein provided three (3) days after the same shall have been posted, or if sent by reputable overnight courier upon receipt, or if sent by facsimile machine as soon as the sender receives written or telephonic confirmation that the facsimile was received by the recipient and such facsimile is followed the same day by mailing by prepaid first class mail.

13.       Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 5.3 above. The Sections headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

14.       Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 5 and 6 hereof, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or Employee at law or in equity, the Company or Employee shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

15.       Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 14 hereof, from any court of competent jurisdiction, without the need to resort to arbitration. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys' fees and costs in addition to other relief.

16.       Governing Law. This Agreement shall in all respects be construed according to the laws of the State of California, without regard to its conflict of flaws principles.

17.       Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

18.       Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

CV SCIENCES, INC.

By: /s/ Joseph Dowling

Name (print): Joseph Dowling

Its: Chief Executive Officer

Address for Notices:

10070 Barnes Canyon Road, Suite 100

San Diego, CA 92121

Attn: Chief Executive Officer

With a copy (not constituting notice) to:

Procopio Cory Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130

Attn: John P. Cleary, Esq.

EMPLOYEE:

MICHAEL J. MONA, JR.

(sign): /s/ Michael J. Mona, Jr.

Address for Notices:

Michael J. Mona, Jr.

2688 South Rainbow Boulevard, Suite B

Las Vegas, NV 89146

With a copy (not constituting notice) to:

Terry A. Coffing

Marquis Aurbach Coffing

10001 Park Run Drive

Las Vegas, Nevada 89145

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